Exhibit 99.1

NEWS

FOR RELEASE: April 1, 2005

CHARTER PROMOTES MICHAEL J. LOVETT
TO CHIEF OPERATING OFFICER

ST. LOUIS -- The promotion of Michael J. Lovett to Chief Operating Officer for Charter Communications, Inc. (Nasdaq:CHTR) was announced today by Robert P. May, Interim President and CEO.

Mr. Lovett was promoted to Executive Vice President of Operations and Customer Care in September, 2004. He joined Charter in August, 2003 as Senior Vice President of Operations Support.

In making the announcement of Mr. Lovett's promotion, Mr. May said, "Together with our senior leadership team, Mike Lovett is instilling a renewed sense of operational excellence and customer focus throughout the organization. His ability to enact process improvement techniques to leverage best practices and skill sets is helping to create a "Customer First" culture across the Company. I'm confident that with Mike's proven business experience and leadership, the Charter team will drive continued improvements in service delivery and customer care."

Mr. Lovett's career in cable television began in 1980 with Centel Communications where he progressed to Regional Operations Manager in Chicago. He was with Jones Intercable, Inc. from 1989 to 1999, rising to Senior Vice President of Operations; and a Regional Vice President of Operations for AT&T BIS in Chicago. Subsequent to this appointment, he was Executive Vice President of Operations for OneSecure, Inc., a managed security service company providing management/monitoring of Firewalls and VPN's. He was Chief Operating Officer for Voyant Technologies, Inc., a voice conferencing hardware/software solutions provider in Denver prior to joining Charter.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™, Charter High-Speed™ Internet service and Charter Telephone™. Charter also provides business-to-business video, data and Internet protocol (IP) solutions through Charter Business™. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

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CONTACT:

Dave Mack
303/323-1392